Exhibit 99.02

For Release on July 12, 2007

BIOAGRA, LLC AND PROGRESSIVE BIOACTIVES, INC. ANNOUNCE AMICABLE TERMINATION OF LICENSE AGREEMENT

Denver, Colorado: VYTA CORP (OTC:BB:VYTC) - - - Vyta Corp and Justin Holdings, Inc. announced today that their equally owned joint venture, BioAgra, LLC and Progressive BioActives, Inc., have amicably terminated the existing license agreement whereby BioAgra will cease operations utilizing Progressive BioActives’ proprietary process for the manufacture of a purified yeast beta-1,3/1,6-D glucan product.

Since BioAgra’s inception, it has been operating under a license agreement with Progressive Bioactives, the holder of a pending patent application that was utilized for BioAgra’s initial manufacturing process.  BioAgra will be preparing a patent application to be filed with the United States Patent Office for the proprietary process and related proprietary technology to manufacture a purified yeast beta-1,3/1,6-D glucan known as Agrastim®, which BioAgra has developed.  Both BioAgra and Progressive BioActives feel it is in their best interests to pursue the different market opportunities available to each party using their own respective intellectual properties.

Both Vyta Corp and BioAgra, believe this to be an excellent opportunity for BioAgra, presenting not only financial benefits, but allowing BioAgra the opportunity to operate in all possible markets for its product.  For consideration of the termination of the existing Technology License Agreement, BioAgra will be making monthly termination payments to Progressive BioActives equivalent to 2.5% of all gross sales of beta glucans for a ten year period.  It is important to note that the termination of the Technology License Agreement will not have an effect on any contracts that BioAgra has already in place, including the recently announced AHD International agreement.  Further details of the Termination Agreement can be found in the Current Report on Form 8K filed by Vyta Corp with the Securities and Exchange Commission (SEC).

About Vyta Corp:

Vyta Corp of Denver, Colorado, is traded on the over-the-counter NASDAQ stock market (OTC: BB: VYTC) as well as on the Frankfurt, Hamburg, XETRA and Munich Exchanges (OTC: VYTA).

In addition to the 12 patents it owns, Vyta Corp has applications pending and various intellectual properties related to NCS™ (NanoPierce Connection System). This advanced system is designed to provide significant improvement over conventional electrical and mechanical interconnection methods for high density circuit boards, components, sockets, connectors, semiconductor packaging and electronic systems.  It also owns a 49% interest in ExypnoTech GmbH a Germany based manufacturer of smart inlays which are used in RFID identification devices such as smart labels, smart tags and smart cards.  For more information on Vyta Corp, and its business partners please visit its website: http://www.vytacorp.com or http://www.exypnotech.com.

Vyta Corp owns a 50% interest in BioAgra, LLC, a joint venture to manufacture and sell its AgraStim® product, a purified yeast beta-1,3/1,6-D glucan product.

About BioAgra, LLC:

BioAgra, LLC is based in Hinesville, Georgia where it produces, markets and sells Agrastim®, is a purified yeast beta-1,3/1,6-D glucan product with a high bioactivity function which improves the immune systems of animals and humans. Agrastim® is an all natural, organic, non-toxic natural beta glucan feed supplement derived from spent brewer’s and distillery yeast. It is also used to replace artificial fast growth promotion antibiotics that are currently used in the feed of the livestock, swine, poultry, turkey, dairy, equine, aqua-culture and other industries. For more information on BioAgra, LLC, please visit its website at: http://www.bioagra.net.

About Progressive BioActives, Inc.:

Progressive BioActives, Inc. (PBI) is an innovative biotech company located in Prince Edward Island, Canada.  PBI has developed innovative, patent-pending extraction platform to produce a variety of purified 'Yeast Cell Wall' extracts that have been shown to be useful in a variety of livestock applications including aquaculture.  PBI comprises a group of leading scientists & business people, experience in the development and production of Yeast Beta Glucan innovations.  For more information on Progressive BioActives, please visit its website at:  http://www.progressivebioactives.com.

This announcement contains forward looking statements about Vyta Corp, that may involve risks and uncertainties. Important factors relating to the Company’s operations could cause results to differ materially from those in forward looking statements and further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http//www.sec.gov). All forward looking statements are based on information available to Vyta Corp on the date hereof and Vyta Corp assumes no obligation to update such statements.

CONTACT:
Vyta Corp
Paul H. Metzinger
President  & Chief Executive Officer
370 17th Street, Suite 3640
Denver, CO 80202, USA
Phone: 1-303-592-1010
Fax: 1-303-592-1054
Email: paul@nanopierce.com

BioAgra, LLC
Neal Bartoletta
President
103 Technology Drive
Hinesville, GA 31313
Phone: 1- 912-368-2870
Fax: 1-912-638-2874
Email: BioAgra@aol.com

Progressive BioActives, Inc.
Shane Patelakis
President and Chief Executive Officer
85-87 Watts Avenue,
West Royalty Business Park,
Charlottetown
PEI Canada C1E 2B7
Email: shane@pbi-na.com